EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference by China Armco Metals, Inc. in Amendment No. 1 to the Post-Effective Amendment No. 1 to the Registration Statement on Form S-1 on Form S-3 and the registration statement on Form S-8 (No. 333-162774) of our report dated March 31, 2010 on the consolidated balance sheets of China Armco Metals, Inc and Subsidiaries as of March 31, 2010 and 2007, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended appearing in China Armco Metals, Inc. Annual Report on Form 10-K for the year ended March 31, 2010.

/s/Li & Company, PC
Li & Company, PC
Skilling, New Jersey
March 31, 2010